UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 4, 2006

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Dr., Ste. 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-431-4010
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2006, Viking Systems, Inc. (“Viking”) closed a transaction agreed to by Viking and IVOW, Inc. (“IVOW”) pursuant to a Technology Transfer and Settlement Agreement (“Technology Transfer Agreement”). In April 2004, Viking acquired certain assets and licensed certain patents and other technology (the “Technology”) from IVOW (then known as Vista Medical Technologies, Inc.) Pursuant to the 2004 transaction documentation, Viking was required, among other things, to pay certain minimum continuing royalties to IVOW to use the licensed Technology. As a result of the Technology Transfer Agreement:

•	Viking has acquired all right, title and interest in the Technology (which includes 14 patents) from IVOW and IVOW has no further rights to or interest in the Technology;
•	The previous license agreement between the parties has been terminated inasmuch as Viking is now the owner of and no longer the licensee of the Technology;
•	Viking has paid IVOW a final royalty payment of $150,000 and a final purchase price payment of $350,000 for the Technology; and
•	The parties have mutually released each other subject to certain limitations.

As a result of the purchase of the Technology for $350,000 and the termination of the license agreement, Viking will eliminate the requirement that it pay future minimum royalties of $825,000. The minimum royalties were subject to increase based upon Viking sales of products utilizing the IVOW technology.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 4, 2006, Viking borrowed $350,000 from Bushido Capital Master Fund, L.P. The loan is evidenced by a promissory note (the “Note”) that includes the following terms:

•	The loan is payable on demand after January 1, 2007;
•	Interest accrues at the rate of 8% per annum for the first 30 days and 18% per annum thereafter;
•	The Note may be prepaid without penalty; and
•	The Note is unsecured.

The proceeds of the Note were used to fund the payment of the Technology purchased from IVOW as described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 6, 2006	VIKING SYSTEMS, INC.

By: /s/ Donald Tucker
CEO/President